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                                                                Exhibit 4(b)(xi)

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                      Metropolitan Life Insurance Company
                  One Madison Avenue, New York, NY  10010-3690


                                  ENDORSEMENT


This Endorsement amends your TSA certificate with the following provisions which become part of your certificate.

All references in your certificate to "systematic withdrawal" are changed to "systematic termination".

THE FOLLOWING ARE ADDED TO THE DEFINITIONS SECTION OF YOUR CERTIFICATE:

"Systematic Withdrawal Income Program ("SWIP")" is an optional automatic withdrawal program. Under SWIP, you may choose a percentage of your Account Balance or a dollar amount. If you choose to receive a percentage of your Account Balance, we will determine the initial dollar amount payable as of the date SWIP begins ("SWIP Initial Payment Date"). We will pay the SWIP dollar amount over the remainder of the certificate year (so that, for example, if you ask for $12,000 and there are six months left in the certificate year we will pay you $2,000 a month if payments are made monthly). For each later certificate year that SWIP remains in effect, we will pay you either the dollar amount that you have chosen or a dollar amount equal to the percentage of Account Balance that you have chosen, applied to your Account Balance as of your first SWIP Payment Date in that certificate year. We will pay this amount over the full certificate year (so that, for example, if you had asked for $12,000 a year we will pay you $1,000 a month if payments are made monthly). SWIP may be taken monthly, quarterly, semi-annually, or annually. The minimum payment under SWIP is $50.

"SWIP Payment Date" is the date that each SWIP payment is made to you during a certificate year.

THE FOLLOWING SENTENCE IS ADDED TO THE LAST PARAGRAPH OF THE SECTION OF YOUR CERTIFICATE DEALING WITH PURCHASE PAYMENTS (OR DEPOSITS):

Whenever SWIP is in effect, purchase payments may not be made under an automatic procedure (e.g., salary reduction elective deferrals, or payroll deductions).

Form G.20247-541-1
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THE FOLLOWING PARAGRAPHS ARE ADDED TO THE SECTION OF YOUR CERTIFICATE DEALING
WITH WITHDRAWALS:

Under SWIP you may choose to receive periodic payments of either a stated amount or a percentage of your Account Balance. If you have elected SWIP, we will treat the full amount to be paid in a certificate year as a lump sum withdrawal on the first SWIP Payment Date of that certificate year or (for the first certificate year on the SWIP Initial Payment Date) for purposes of determining how much of the withdrawal will be exempt from the withdrawal charge. We will, however, determine separately for each SWIP payment, as of the date we are withdrawing it from your certificate, which purchase payments it is being withdrawn from, what the withdrawal charge percentage is for these purchase payments, whether or not you are retired, and any other factors relevant to the withdrawal charge. We will withdraw that portion of the withdrawal charge that relates to a particular SWIP payment when we make that payment.

SWIP may be stopped at any time. Changes to the dollar amount or percentage of your SWIP payment, or to the timing of your SWIP payments may be made once a year if requested, at least 30 days prior to the beginning of any certificate year, unless we agree otherwise. SWIP payments will be taken prorata from each investment division and the Fixed Interest Account based on the Account Balance in each investment division and the Fixed Interest Account at the time a SWIP payment is made, or by some other method to which you and we agree at the time SWIP is elected.

SWIP is not available if you have an outstanding loan on your certificate. In addition, certificate loans are not available if you have elected SWIP.

/s/ Louis J. Ragusa             /s/ Harry P. Kamen

Louis J. Ragusa                 Harry P. Kamen
Vice-President & Secretary      Chairman, President and Chief Executive Officer

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